     FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 9, 2001

                                                      REGISTRATION NO. 333-73034

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--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 POST-EFFECTIVE

                                AMENDMENT NO. 1
                                       TO

                                    FORM S-1
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ---------------------
                           APPLIED FILMS CORPORATION

               (Exact name of registrant as specified in charter)

           COLORADO                                3559                          84-1311581
(State or Other Jurisdiction of        (Primary Standard Industrial           (I.R.S. Employer
 Incorporation or Organization)         Classification Code Number)          Identification No.)

                            9586 I-25 FRONTAGE ROAD
                            LONGMONT, COLORADO 80504
                                 (303) 774-3200
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                             ---------------------
                             LAWRENCE D. FIRESTONE
                            9586 I-25 FRONTAGE ROAD
                            LONGMONT, COLORADO 80504
                                 (303) 774-3200
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                             ---------------------
                                   Copies to:

              HARVEY KONING                            PATRICIA PETERSON
VARNUM, RIDDERING, SCHMIDT & HOWLETT LLP           DAVIS GRAHAM & STUBBS LLP
          333 BRIDGE ST., N.W.                1550 SEVENTEENTH STREET, SUITE 500
         GRAND RAPIDS, MI 49504                        DENVER, CO 80202
             (616) 336-6000                             (303) 892-9400

                             ---------------------
     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                             ---------------------
     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                             ---------------------

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement
for the same offering.  [X]    Registration No. 333-73034

                             ---------------------
     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]


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

                                Explanatory Note



We are filing this Post-Effective Amendment No. 1 pursuant to Rule 462(d) of the Securities Act of 1933 for the sole purpose of filing an additional Exhibit to Registration Statement No. 333-73034 and accordingly, it shall become effective immediately upon filing with the Securities and Exchange Commission.




                                   SIGNATURES


Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Post-Effective Amendment No. 1 to Registration Statement
No. 333-73034 to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Longmont, State of Colorado, on this 9th day of November, 2001.


                                            APPLIED FILMS CORPORATION

                                            By:
                                                    /s/ THOMAS T. EDMAN
                                              ----------------------------------
                                                       Thomas T. Edman
                                                   Chief Executive Officer


Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to Registration Statement No. 333-73034 has been signed by the following persons in the capacities and on November 9, 2001.


                 SIGNATURE                                        TITLE
                 ---------                                        -----
            /s/ THOMAS T. EDMAN                Director, President, and Chief Executive
--------------------------------------------     Officer (principal executive officer)
              Thomas T. Edman

         /s/ LAWRENCE D. FIRESTONE             Treasurer and Chief Financial Officer and
--------------------------------------------     Secretary (principal financial officer)
           Lawrence D. Firestone

            /s/ RICHARD P. BECK*               Director, Chairman of the Board
--------------------------------------------
              Richard P. Beck

            /s/ JOHN S. CHAPIN*                Director
--------------------------------------------
               John S. Chapin

           /s/ VINCENT SOLLITTO*               Director
--------------------------------------------
              Vincent Sollitto

             /s/ CHAD D. QUIST*                Director
--------------------------------------------
               Chad D. Quist

*By:     /s/ THOMAS T. EDMAN
     -------------------------------
             Thomas T. Edman
            Attorney-in-Fact

                                 EXHIBIT INDEX


Exhibit
Number                 Description of Exhibit

23.2                   Consent of Ernst & Young Deutsche Allgemeine Treuland AG.